Exhibit 99.1

Zanite Acquisition Corp. Announces Appointment of Patrick M. Shanahan to its Board of Directors

CLEVELAND, September 15, 2021 – Zanite Acquisition Corp. (Nasdaq: ZNTEU, ZNTE, ZNTEW) (the “Company” or “Zanite”) today announced the appointment of Patrick M. Shanahan to the Company’s Board of Directors (the “Board”). Mr. Shanahan will serve as an independent Class III director, effective immediately. The terms of Zanite’s Class III directors extend to the Company’s third annual meeting of stockholders. Mr. Shanahan will serve as a member of the Audit Committee and the Compensation Committee of the Board.

Mr. Shanahan will replace Gerard DeMuro on the Board. Mr. DeMuro is stepping down to focus his efforts on another business opportunity. In addition to Mr. Shanahan, Zanite’s Board and its advisors are comprised of Kenneth Ricci, Steven Rosen, Michael Rossi, Larry Flynn, Ronald Sugar and John Veihmeyer.

“On behalf of Zanite, we thank Gerard DeMuro for his many contributions during his tenure as a director. At the same time, we are pleased to welcome Mr. Shanahan to the Board,” said Zanite’s Co-CEO Steven Rosen. “We are confident Zanite and our stockholders will benefit from Mr. Shanahan’s many years of experience in the aerospace and defense industry and his proven track record as an executive leader.”

About Mr. Patrick M. Shanahan

Patrick M. Shanahan served as the 33rd United States Deputy Secretary of Defense from July 19, 2017 until Jan. 1, 2019. He served as Acting Secretary of Defense from January 1, 2019 to June 23, 2019.

During his time at the Department of Defense, Mr. Shanahan helped lead the development of several key policies and strategies, including the 2018 National Defense Strategy, 2018 Department of Defense Cyber Strategy, 2018 Cyber Posture Review, 2018 Nuclear Posture Review and 2019 Missile Defense Review. He was a champion of digital and technological advancement for the department, spearheading modernization in cybersecurity, artificial intelligence (“AI”), cloud computing and command, control and communication. In June 2018, Mr. Shanahan established the Joint Artificial Intelligence Center (“JAIC”) and published the Department of Defense’s AI Strategy. In addition, Mr. Shanahan launched two National Mission Initiatives: Predictive maintenance and humanitarian assistance, and disaster relief.

Mr. Shanahan previously served as Senior Vice President, Supply Chain & Operations, of The Boeing Company (NYSE: BA) (“Boeing”). A Washington state native, Mr. Shanahan joined Boeing in 1986 and spent more than three decades with the company. He previously held several senior positions with the company, including: Senior Vice President of Commercial Airplane Programs, managing profit and loss for the 737, 747, 767, 777 and 787 aircraft programs and the operations at Boeing’s principal manufacturing sites; as Vice President and General Manager of the 787 Dreamliner, leading the program during a critical development period; Vice President and General Manager of Boeing Missile Defense Systems, overseeing the Ground-based Midcourse Defense system, Airborne Laser and Advanced Tactical Laser; and Vice President and General Manager of Boeing Rotorcraft Systems, overseeing the Apache, Chinook and Osprey.

Mr. Shanahan is a National Academy of Engineering Member, Royal Aeronautical Society Fellow, Society of Manufacturing Engineers Fellow and American Institute of Aeronautics and Astronautics Associate Fellow. He served as a regent of the University of Washington, including as chair. Mr. Shanahan holds a Bachelor of Science degree in mechanical engineering from the University of Washington and advanced degrees from the Massachusetts Institute of Technology including a Master of Science degree in mechanical engineering and an MBA from MIT’s Sloan School of Management.

About Zanite Acquisition Corp.

Zanite Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on companies in the aviation, aerospace and defense, urban mobility and emerging technologies industries.

Contact:

Loretta A. Healy

The Hubbell Group, Inc.

781-718-1117 (cell)

lhealy@hubbellgroup.com